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Quest Diagnostics Completes Acquisition of Provant Health,
Extending Health and Wellness Services

Bolsters company’s expert screening and intervention services for employers and managed populations

SECAUCUS, N.J. – October 10, 2018 -- Quest Diagnostics (NYSE: DGX), the world’s leading provider of diagnostic information services, today announced that its subsidiary, Summit Health Inc. (“Summit”), has completed the previously disclosed acquisition of the assets of Hooper Holmes, Inc. d/b/a Provant Health (OTCMKTS: HPHWQ) (“Provant Health”), a provider of employer health and wellness services focused on whole person wellness and care cost management.

“This acquisition is wholly consistent with our accelerate growth strategy, and our goal to empower the health and wellness initiatives of employers and other organizations managing population health,” said Steve Rusckowski, Chairman, President and CEO, Quest Diagnostics. “Quest’s health and wellness solutions empower individuals and organizations with insights and actions to identify and change problem behaviors, and engage in needed medical and preventative care, leading to healthier lives. Provant Health bolsters this capability, with an expanded network of providers to deliver wellness screening when and where individuals find it is most convenient.”
The transaction was completed after Summit’s bid was declared the winner of an auction process conducted pursuant to section 363 of the Bankruptcy Code before a federal bankruptcy judge of the United States Bankruptcy Court for the Southern District of New York. Provant Health, along with six of its affiliates, filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on August 27, 2018.  Under the terms of the deal, Provant Health is expected to continue to operate its business and provide its services to meet customer obligations for the fourth quarter 2018.

Quest Diagnostics is an award-winning provider of health and wellness services. The company achieved gold status in the American Heart Association's 2018 Workplace Health Achievement Index, ranking the company's workplace health program among the best in the nation, and is CEO Cancer Gold Standard accredited by The CEO Roundtable on Cancer. More recently, it won a Best Employers for Health Lifestyles® Gold Award from the National Business Group on Health.

In recent years, Quest Diagnostics has extended its health and wellness capabilities for its own 45,000 employees and other employers and health plans. These include intervention programs for individuals identified, via biometric screening, as at risk for poor health outcomes. A study presented at the 78th American Diabetes Association Scientific Sessions in June 2018 showed a third of individuals with evidence of diabetes or prediabetes, according to hemoglobin A1c or fasting glucose lab tests, achieved normal blood levels after participating in an employer-sponsored wellness program offered by Quest Diagnostics.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.